EXHIBIT 99.2

VASCO Data Security International, Inc.

Q4 2016 Earnings Conference Call

Edited Transcript

February 14, 2017

CORPORATE PARTICIPANTS

John Gunn VASCO Data Security International - CMO

Ken Hunt VASCO Data Security International - Chairman and CEO

Mark Hoyt VASCO Data Security International - CFO

Scott Clements VASCO Data Security International - President and COO

CONFERENCE CALL PARTICIPANTS

Joe Maxa Dougherty & Company LLC - Analyst

Justin Arshravan Laidlaw & Company - Analyst

Anthony Gallo Private Investor

Martin Tzakov Pembroke Management - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the VASCO Data Security International Inc. 2016 Q4 and Full Year Earnings Conference Call. (Operator Instructions)

I would now like to turn the conference over to John Gunn, Chief Marketing Officer. Please go ahead, sir.

John Gunn - VASCO Data Security International - CMO

Thank you, operator. Hello, everyone, and thank you for joining the VASCO Data Security Fourth Quarter and Full Year 2016 Earnings Conference Call. My name is John Gunn, and I’m the Chief Marketing Officer.

This call is being broadcast over the Internet and can be accessed on the Investor Relations section of VASCO’s website at ir.vasco.com.

With me on the call today and speaking first will be Ken Hunt, VASCO’s Chairman, Founder and Chief Executive Officer. Also on the call are Mark Hoyt, our Chief Financial Officer; and Scott Clements, President and Chief Operating Officer.

This afternoon, after market closed, VASCO issued a press release announcing results for our fourth quarter and full year 2016. To access a copy of the press release and other investor information, please visit our website. Following our prepared comments today, we will open the call for questions.

Please note that statements made during this conference call that relate to future plans, events or performance, including the guidance for full year 2017, are forward-looking statements. We have tried to identify these statements by using words such as believes, anticipates, plans, expects, projects and similar words and these statements involve risk and uncertainties and are based on current expectations.

Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention to today’s press release and the company’s filings with the U.S. Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

Please note that certain financial measures that may be discussed on this call are expressed on a non-GAAP basis and have been adjusted from the related GAAP financial measures. We have provided an explanation and a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures in the earnings press release that can be found on the Investor Relations section of our website at ir.vasco.com.

In addition, please note that the date of this conference call is February 14, and any forward-looking statements and related assumptions are made as of this date. Except as expressly required by the federal securities laws, we undertake no obligation to update these statements as a result of new information or future events or for any other reason.

At this time, I will turn the call over to Ken.

Ken Hunt - VASCO Data Security International - Chairman and CEO

Thank you, John, and thank you to everyone joining us on our fourth quarter and full year 2016 Earnings Conference Call.

2016 was a challenging year as we anticipated. I am pleased that we made significant positive progress in our previously outlined strategy to transition our business to become more software-based. We delivered strong growth in our software solutions throughout the year, which helped offset reduced revenue from hardware products and enabled us to deliver healthy results.

Total revenue for the fourth quarter of 2016 was $47.6 million. Revenue for the full year was $192 million, which is consistent with our adjusted guidance. We delivered positive operating results as net income from continuing operations exceeded $5 million or $0.13 per diluted share for the fourth quarter and $10.5 million or $0.27 per diluted share for the full year.

2016 included several significant highlights. First, we recorded important new wins for our software solutions, including major banks in Japan, Europe, the U.S. and Canada. This propelled us to more than 100% growth in demand for our mobile application, security solution, DIGIPASS for Apps and strong double-digit growth for our e-signature solution, eSignLive. eSignLive also started an implementation with a top five U.S. bank and recorded wins with two more of the top five banks in Canada, bringing the total to four of the top five banks there.

Second, gross margins remained another bright spot for us as the fourth quarter gross margin for 2016 was approximately 2% higher than the fourth quarter 2015. And for the full year, gross margin increased by more than 8%. With our continuing shift to higher percent of revenue from software solutions, we expect gross margins to remain in their current range with some upside potential. Mark will share additional information about our new reporting methods during his remarks.

Third, the progress we are making in our shift to software is further evidenced in two ways. For the full year 2016, non-hardware revenue as a percent of total revenue improved to 38%. This compares to 22% for the full year 2015. Also, we ended the year with a deferred revenue that increased to $36 million, which represents an increase of 62% over the amount of deferred revenue at the end of 2015. As we look at 2017, we believe that growth in our software solutions will continue to be in the double digits while demand for our hardware products will remain an important but declining part of our revenue.

We expect the growth in demand for our software solutions will be driven by the introduction of innovative products, new attack techniques that we anticipate and prevent and overall growth in the mobile banking and e-signature markets.

I wanted to expand a little on each of these. On the subject of new product introductions, we maintained an aggressive product roadmap. At last year’s RSA conference, we introduced our face recognition solution. MasterCard’s introduction of selfie pay has helped spur interest in this solution.

We also experienced strong interest in our Runtime Application Self-Protection, also called RASP, mobile app security solution, and it has contributed to many new opportunities. Yesterday, we announced the addition of behavioral biometrics through a partnership with BehavioSec as an additional method of authentication. We now offer what we believe is the most comprehensive portfolio of anti-fraud solutions in the mobile application security market.

Increasingly, our solutions are transparent or frictionless to the end user, allowing our customers to reduce their losses to fraud while they improve the customer experience and open new avenues of revenue growth. The value of our advanced solutions in stopping the newest types of attacks is frequently validated in the market.

Last week, iPhone users were surprised that dozens of tested apps in the Apple App Store were vulnerable to having confidential data stolen by a new and sophisticated man-in-the-middle attack. This is an example of an innovative attack that is already protected by our DIGIPASS for Apps mobile application security suite.

The adoption of mobile banking last year again registered double-digit growth, and the Mobile Ecosystem Forum’s recent Mobile Money Report stated that 61% of respondents now use mobile banking services. In addition, Forrester Research, who recently named eSignLive as a top three provider of e-signature solutions, has forecasted that — has forecast that growth in the utilization of electronic signatures will grow at over 50%.

We anticipate that 2017 will be a turning point as we start to realize the long-term benefits of our transition to a more software-based business. We have many strengths that are helping us navigate this transition, including strong leadership, strong customer relationships, compelling new product announcement that address urgent business needs, a growing market for our solutions, a sound strategy and a healthy business that has delivered positive results for more than a decade.

I believe we are laying the foundation for a return to positive growth. This is why we are excited to see significant gains in our software business, which we believe, over time, will help our business grow and make it more stable and predictable.

Our cash further increased with our positive results. We expect to use our cash balance in part for additional acquisitions and investments in support of our business strategy. We remain focused on acquisition targets with technologies that will help us accelerate the growth of our software business and that are strategic fits to our mission of helping our customers enable business while enhancing security.

In summary, in 2016, we continued to transform our business to be more software based. We still have significant work ahead. However, we can see solid prospects on the horizon. We possess many strengths that are helping us navigate this transition, including a strong leadership team with several new additions over the past few years. We maintained strong long-term relationships with our customers, which includes more than half the world’s top 100 banks. We have exciting new products that we are bringing to the market and a strong roadmap that we believe will help sustain the position of industry leadership. The markets we serve are growing rapidly, and this is creating an increasing number of opportunities.

Finally, we are bringing trust to the digital world. Our emerging trusted identity platform establishes trust in the identity of users, the reputation of their devices and the reliability of their transaction. This enables business and reduces losses to fraud.

At this time, I’d like to introduce Mark Hoyt, Chief Financial Officer. Mark?

Mark Hoyt - VASCO Data Security International - CFO

Thank you, Ken. Before I dive into the numbers in this call, I want to highlight a change we made in the presentation of our revenue, cost of goods sold and operating expenses on our P&L. Since the end of 2015 and the acquisition of eSignLive, VASCO’s revenue from services has grown by 61% to be $36 million in 2016. The service revenue has also grown to be 19% of the total revenue in 2016, up from just a 9% share in 2015.

Because of the increased prominence of the activity from our service offerings, we are now providing more detail around our revenue by breaking it into two sub-captions. Product and license revenues is the first sub-caption. It includes our hardware business line and software licenses, both perpetual and term. The second revenue bucket is service and other. It includes software as a service, maintenance and professional services. Please note that while we have broken out revenue on the P&L for the last two years, the total revenue reported has not changed.

Following the bifurcation of revenue, we are also publishing cost of goods sold for each sub-caption. Until Q4 2016, the cost of goods sold for services was included in the operating expenses. Prior periods have been adjusted to reflect the current presentation. Please note that operating income has not changed. Gross profit and gross margin have been adjusted for prior periods, and the lift in gross margin from the addition of eSignLive’s software sales is still evident under our new presentation.

As Ken noted earlier, revenue for the fourth quarter of 2016 was $47.6 million, a decrease of 6.5% from the fourth quarter of 2015. Revenue for the full year was $192.3 million, a decrease of 20.3% from 2015.

The mix of product and service revenue in the fourth quarter led to an increase in the gross margin or gross profit as a percentage of revenue to 67.1% from 64.8% during the fourth quarter of 2015. For the full year 2016, the gross margin increased to 67.9% from 59.5% during the full year 2015.

VASCO continued to generate a majority of our revenue outside of the U.S. Going forward, we view the geographic split of our business in three regions, Europe, Middle East and Africa; Asia Pacific; and the Americas. Comparing the full year of 2016 to the same period in 2015, you’ll note an increase in the share of revenue from Asia and the Americas and a corresponding decrease in EMEA. This is largely the result of big wins in Japan in 2016 and eSignLive’s growing sales in North America. For the full year 2016, 52% of our revenue came from EMEA, 30% from Asia Pacific, 18% from the Americas. For the full year 2015, 68% of our revenue came from EMEA, 21% from Asia Pacific and 11% from the Americas.

Even though a majority of VASCO’s revenue was generated outside of the U.S. in the fourth quarter of 2016, approximately 63% of our revenue was denominated in U.S. dollars, 32% in euros and 5% was in other currencies. For the full year 2016, 69% of our revenue was denominated in U.S. dollars, 26% in euros and 5% in other currencies. The impact of foreign exchange rates on VASCO’s revenue and operating expenses was less than 0.5% for the full year of 2016. The mix of revenue in the fourth quarter of 2016 compared to the fourth quarter of 2015 continues to be heavily weighted towards the product and license category. Revenue from products and licenses was 78% and 81% of our total revenue in both the fourth quarter and full year of 2016 compared to 88% and 91% for comparable periods in 2015.

Note that as we look at our non-hardware business line, revenue was split between the two sub-captions, with software licenses falling into the product and license category, while software as a service, maintenance and professional services are included in the services and other category. Non-hardware accounted for 41% of Q4 revenue compared to 28% in Q4 2015. For the full year 2016, non-hardware revenue accounted for 38% compared to 22% for 2015.

Deferred revenue as of December 31, 2016, totaled $36.4 million, an increase of $5.9 million or 19% from $30.5 million at September 30, 2016, and an increase of $13.9 million or 62% from $22.5 million at the end of last year. As I’ve mentioned before, there are several factors that impact VASCO’s deferred revenue. In this quarter, the increase was mainly due to software sales with large banking customers.

Our operating expenses for the fourth quarter of 2016 were $29.8 million, an increase of $1.9 million or 7% from the fourth quarter of 2015. Our operating expenses for the full year of 2016 were $121.1 million, an increase of $28 million or 30% from the full year of 2015. The increase in operating expenses is in line with our internal expectations and is primarily related to the integration of the eSignLive into the VASCO family.

Total headcount at VASCO was 613 as of the end of the year compared to 545 at the end of 2015 and 615 at the end of the third quarter. The split amongst our teams at the end of the fourth quarter 2016 was 299 in sales and marketing, 229 in research and development and 85 in general and administrative.

Operating income for the fourth quarter 2016 was $2.2 million, a decrease of $3 million or 58%, $5.2 million in the fourth quarter of 2015. Operating income as a percentage of — as a percent of revenue or operating margin was 4.6% for the fourth quarter of 2016, down from 10.2% for the fourth quarter of 2015.

Operating income for the full year of 2016 was $9.6 million, a decrease of $40.9 million or 81% from $50.5 million for the full year of 2015. Operating margin was 5% for the full year 2016, down 20.9% from the full year of 2015.

Operating income as a percent — percentage of revenue, excluding the amortization of purchased intangible assets, was 9.6% for the full year of 2016. This is above our guidance of 7% to 9%. It is due to expense reductions that we made in the fourth quarter.

The company reported an income tax benefit of $2.3 million for the fourth quarter of 2016 compared to a tax expense of $1.9 million for Q4 2015. The company reported income tax expense of $900,000 for the full year 2016 compared to a tax expense of $8.7 million for 2015. The primary difference in those two years is due to our reduced annual pretax income. The full year effective tax rate after discrete item was approximately 8% in 2016 compared to 17% for 2015. Please note, the fourth quarter was favorably impacted by a $2.3 million onetime adjustment relating to finalizing the purchase accounting for eSignLive.

As of December 31, 2016, our net cash balance including short-term investments in commercial paper was $144.2 million, an increase of $20.7 million or 16.8% from $123 million — $123.5 million at the end of December — at the end of 2015.

Our earnings before interest, taxes, depreciation, amortization or EBITDA was $5.3 million for the fourth quarter of 2016, a decrease of $1.9 million or 26% from the fourth quarter of 2015. For full year 2016, EBITDA was $21.4 million, a decrease of $35.1 million or 62.3% from full year 2015.

Once again, the company has no debt outstanding during the quarter or the full year 2016. And I will turn the meeting back over to you, Ken.

Ken Hunt - VASCO Data Security International - Chairman and CEO

Thank you, Mark. At this time, I would like to present our guidance for 2017. Revenue for the full year 2017 is expected to be in the range of $180 million to $190 million. We expect our operating income as a percentage of revenue, excluding amortization of purchased intangible assets, will be in a range of 1% to 5%.

At this time, I’d like to share some insights that will give additional perspective to our guidance for 2017. First, following 20 years of being a very successful provider of hardware solutions, we are successfully navigating the transition to being more of a software-based company. We have detailed the significant progress we have made in this critical mission in many areas of our business.

Second, after finishing the year with revenue declining compared to the previous year, we are now guiding revenue that is essentially flat for 2017. We believe that we are turning the corner in our transition to build our software business and that the sustained growth of our software solutions will soon become greater than anticipated declines in our hardware business. We further expect to return to positive revenue growth in the following years.

Third, we expect that some of the headwinds we encountered in the third and fourth quarter of 2016 will continue into the first quarter and that the second half of the year will be stronger than the first half.

Lastly, we previously shared that our increased operating expenses were the result of our acquisition of eSignLive and thoughtful investments in key areas, including R&D and sales and marketing.

We see these investments already returning results, and we expect this will continue in 2017 and beyond. We will continue to carefully manage expenses and seek additional opportunities to improve our efficiency. Returning to stronger operating margin remains one of our long-term objectives.

This concludes our presentation today, and we will now open the call for questions. As a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue. Operator?

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions) Our first question comes from the line of Joe Maxa, Dougherty & Company. Please proceed with your question.

Joe Maxa - Dougherty & Company LLC - Analyst

Thank you and thanks for taking my questions. Ken, as far as the slowdown on the hardware side, I’m just trying to get a sense for your thoughts on how that is, maybe is it accelerating or kind of similar to last year, take away Rabobank? And then also, what are the banks telling you as far as — are they still moving forward with these large hardware projects? I’m assuming some are. Or are you — are some of the slowdown just because they’re deciding what to do as far as move to software versus hardware versus a mix?

Ken Hunt - VASCO Data Security International - Chairman and CEO

All right. Well, the hardware trend is, again, affected by the lumpiness in our business that we’ve talked about many, many times before. It’s not a straight line, and that will continue to be driven by the projects of our big banks. And we don’t really influence the timing of those projects. I think that, generally speaking, we’ve been talking about a downward trend in the hardware sales, offset in part by the success in our software sales. So I really can’t give any specific trend other than it is a slight decline.

Joe Maxa - Dougherty & Company LLC - Analyst

Okay. As far as the expense reductions, Mark, that you mentioned in Q4, does that continue in 2017?

Mark Hoyt - VASCO Data Security International - CFO

No. Good to hear from you, Joe. I was expecting this question. We are — we did — I would expect lower single-digit growth in OpEx because we are still absorbing some of the hires we made at the beginning and the middle of last year and that run rate comes into the expenses into 2017. So I’m expecting modest growth of OpEx.

Joe Maxa - Dougherty & Company LLC - Analyst

So the decline in op margin or the guidance for the op margin is a function of increased OpEx and should we say lower margin?

Mark Hoyt - VASCO Data Security International - CFO

The margins are stable. What you’re seeing is the increase really on OpEx on the stable revenue.

Joe Maxa - Dougherty & Company LLC - Analyst

I see, okay. All right, I will take my place in queue.

Operator

(Operator Instructions) Our next question comes from the line of [Justin Arshravan] with [VASCO].

Justin Arshravan - Laidlaw & Company - Analyst

I was just wondering if Rabobank is still the biggest company that you guys are doing business with or hello?

Ken Hunt - VASCO Data Security International - Chairman and CEO

I didn’t think you were finished with the question, I’m sorry. Well, yes, historically, the leaders, as you’re asking about, kind of come and go. At one time, HSBC was the leader and they were a plus 20% leader for several years. They still continue to be strong. We have Rabobank, of course, that did a major refresh of a previous hardware product with a combination card reader and CRONTO-enabled product, and that took place over a fairly short period of time.

In every case, whenever we have a rollout, it’s typically over, I don’t know, 18 to 24 months, maybe 30 months. And then there’s always a tail because there’s always new customers coming onboard and signing up with the bank. So it never goes away. There’s typically a lump or a rise in the revenue during the distribution or rollout phase, and then it continues on for some time.

As we sign up new customers, you can expect that depending upon if they choose hardware or software or some kind of a mix, that the revenues will probably not be as high as they’ve been. But there may be more of the customers of the bank that actually get security. Certainly, when you’re rolling out very high cost units of hardware, the bank is conservative about who they give their hardware to. When you’re rolling out software and it’s delivered on a platform like a smartphone, they’re encouraged to do a wider rollout. Is that what you’re looking for, Justin?

Justin Arshravan - Laidlaw & Company - Analyst

Yes, yes, it was actually. And just my follow-through question would be what percent of your customers would you say are using both ends of your products, meaning hardware and software?

Ken Hunt - VASCO Data Security International - Chairman and CEO

Hardware and software, I don’t know the answer to that question. Scott, would you happen to know that? I don’t personally know exactly. It changes every year.

Scott Clements - VASCO Data Security International - President and COO

Yes, we don’t have a percentage on that. But it clearly — that is rising quite a bit because most of the large institutions are seeing that their younger customers, of course, have a preference for using their mobile device, their mobile phone. And for many banks, certainly in North America, but for many banks around the world, the majority of their new customers are millennials or younger people who have that preference.

So we do see that trend continuing where banks who were using hardware in the past are using or offering both in the future and in the present day. I think that we have parts of the world where hardware continues to be a preference for regulatory reasons, cultural reasons, et cetera. But there are certainly other parts of the world that are predominantly software. North America is much more of a software-driven market, for example.

Justin Arshravan - Laidlaw & Company - Analyst

Okay.

Scott Clements - VASCO Data Security International - President and COO

So I think the answer to the question varies much by region, but it is becoming quite common for any large bank that wants to continue to grow to have both a hardware and a software offering for authentication.

Justin Arshravan - Laidlaw & Company - Analyst

Okay, that’s basically what I was looking for. Thank you, I appreciate it.

Operator

Our next question comes from the line of [Anthony Gallo], private investor.

Anthony Gallo Private Investor

Thank you for taking my call. Could you explain — in future acquisitions, would you be considering like companies involved in cyberspace, hacking and things like that?

Ken Hunt - VASCO Data Security International - Chairman and CEO

You mean companies that would test the perimeter of our customers by simulating that they’re hackers?

Anthony Gallo Private Investor

Hacking prevention.

Ken Hunt - VASCO Data Security International - Chairman and CEO

Hacking prevention? Yes, absolutely. In fact, we already have solutions in that regard. DIGIPASS for Apps has that basic RASP, the Runtime Application Self-Protection, that secures the app itself. And then you have the platform, the mobile platform, that can still be invaded with other kinds of attacks. It’s also important to understand a number of things like where is the user signing in from, where would they normally sign in from and that’s our geolocation security. And there are a number of different tests that are done and a score is created by DIGIPASS for Apps and sent to our IDENTIKEY Risk Manager, which is a fraud management system that resides on our customers’ host. There is a rules engine that then interprets that score and decides what kind of security, what types of stepped-up security are required. And then we have a lot of choices.

If the customer has two devices, as an example, the system might decide to send a CRONTO code to their second device. It can be their iPad. The CRONTO code is sent to that iPad. The customer uses their phone to scan the CRONTO code, and without doubt, they are one of the secure and safe customers so they’ll be let in.

Another approach could be a biometric. If they just have a phone as an example, and they don’t have a second device, they might be asked to put the phone up in the air, look into the phone and take a selfie of themselves. They would move their head, they’d blink their eyes and that would be a way of proving that, that person is the right person, not a hacker.

So there are a number of different approaches. We just yesterday announced a partnership with BehavioSec, and that is a product that interprets or measures your behavior. It might be the way you hold the phone. It might be how hard you press the keys, it’s a number of different things, to assure that you are the right person. And so what we’re doing is adaptive or stepped-up security to make sure we don’t hassle the customer too much. It’s about having a frictionless event, a frictionless experience.

Anthony Gallo Private Investor

Thank you, sir.

Operator

Our next question is a follow-up question from Joe Maxa. Please proceed with your question.

Joe Maxa - Dougherty & Company LLC - Analyst

Yes, just a couple of housekeeping. What was the year-end backlog?

Mark Hoyt - VASCO Data Security International - CFO

$49 million.

Joe Maxa - Dougherty & Company LLC - Analyst

Okay, pretty healthy.

Mark Hoyt - VASCO Data Security International - CFO

Yes, it’s in line with last year’s $51 million we had going into the year.

Joe Maxa - Dougherty & Company LLC - Analyst

But I would — a different mix, of course, of a backlog this year than last?

Mark Hoyt - VASCO Data Security International - CFO

Correct. You are correct, Joe.

Joe Maxa - Dougherty & Company LLC - Analyst

Yes. And the effective tax rate for 2017?

Mark Hoyt - VASCO Data Security International - CFO

Joe, as we’re close to breakeven, our effective tax rate, as you can see from Q4, can swing wildly. So we were looking at this quite a bit. I’m not prepared to give guidance on what we think our effective tax rate is going to be because we’re so close to breakeven.

Joe Maxa - Dougherty & Company LLC - Analyst

Okay, yes. So it’s obviously, it’s not going to be very much at that level, the total tax.

Mark Hoyt - VASCO Data Security International - CFO

Exactly. When you look at the absolute dollars — and that’s one of the things I want to call out for you, make sure everybody knows in the call about Q4 as well. That onetime pickup that we have from the eSignLive valuation really was a onetime event. And when I strip that out of the results, you can see that we still have overperformance, a slight overperformance of our guidance about 9.6% — 9.9% guidance we gave on operating margin.

Joe Maxa - Dougherty & Company LLC - Analyst

You also had a stock-based comp reversal or incentive comp reversal. Just wondering what we should be thinking about as far as the level of incentive comp for 2017.

Mark Hoyt - VASCO Data Security International - CFO

That was due to targets that we do not hit in 2016, so we took the reversal in Q4 when we realized the targets were not going to be achieved. Hopefully, for those that are receiving the bonuses, they’ll be back in force for 2017 when we hit our target.

Joe Maxa - Dougherty & Company LLC - Analyst

So would ‘17 in aggregate be similar to ‘16? Or you’re suggesting it could be closer to ‘15’s numbers if you do hit your targets?

Mark Hoyt - VASCO Data Security International - CFO

You’re talking about OpEx or margin or —

Joe Maxa - Dougherty & Company LLC - Analyst

I’m just looking at your stock-based comp.

Mark Hoyt - VASCO Data Security International - CFO

It may be up slightly from 2015. We’re looking at the comp plans and we’re starting to put them together. The model that I have right now is pretty flat with 2015.

Joe Maxa - Dougherty & Company LLC - Analyst

I see, okay. And then lastly, do you guys have a quarterly breakout of your new revenue segments?

Mark Hoyt - VASCO Data Security International - CFO

Yes, we do. I put in the press release.

Joe Maxa - Dougherty & Company LLC - Analyst

It is quarterly? Okay, I guess, I’d —

Mark Hoyt - VASCO Data Security International - CFO

I’m sorry, I’m sorry, I’m sorry. You know what, I put the 9 months from the beginning of the year and 12 months in the press release. We will have the quarterly breakout in the 10-K.

Joe Maxa - Dougherty & Company LLC - Analyst

Got it. All right. That’s all I have, thanks.

Operator

Our next question comes from the line of Martin Tzakov with Pembroke Management. Please proceed with your question.

Martin Tzakov - Pembroke Management - Analyst

Good afternoon. Just a quick question. Would you guys be able to break out eSignLive from that new service and revenue line?

Mark Hoyt - VASCO Data Security International - CFO

We don’t publicly disclose that business line. We don’t disclose the DIGIPASS business line either. I’m happy that we’re now showing this, the product and the services to give the reader some more granularity. But we have several different business lines, and we’re not prepared to start breaking those out just because of the competitive nature. We don’t want to show too much to the competition.

Martin Tzakov - Pembroke Management - Analyst

Okay. But if you were to describe it, would eSignLive be the majority of that growth that we’ve seen in that line over the year?

Mark Hoyt - VASCO Data Security International - CFO

eSignLive is a significant part of the growth. We have growth in DIGIPASS for Apps as well. So our software offering is not just limited to eSignLive, but that’s one of the big reasons that we brought them on to the team, was to learn from them and to, well, to stimulate growth in software, and it seems to be getting traction.

Martin Tzakov - Pembroke Management - Analyst

Okay, perfect. Well, thank you very much.

Operator

We have no further questions from the phone lines at this time.

Ken Hunt - VASCO Data Security International - Chairman and CEO

All right. Well, as usual, everybody, thanks for joining us on the call today. We appreciate your interest and loyalty. And as always, I want to thank VASCO people around the world for your loyalty, for your efforts and tenacity. So thanks, everybody. Have a good evening.

Operator

Ladies and gentlemen, that does conclude today’s conference call. We thank you for your participation and ask that you please disconnect your lines.